SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 20, 2004

VISTA MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in Charter)

Delaware	0-22743	94-3184035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Faraday Avenue, Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 603-9120

Item 2.  Acquisition or Disposition of Assets

On April 15, 2004, we completed the sale of all assets (the “Asset Sale”) related to our Visualization Technology business to Viking Systems, Inc (“Viking”).  The Asset Sale was approved by our stockholders at a special stockholder meeting held on April 15, 2004.  The press release attached hereto as Exhibit 99.1 announced the closing of the Asset Sale.

As part of the Asset Sale, we sold to Viking all tangible assets related to our Visualization Technology business, which included all property and equipment used in the business and located at our Westborough, Massachusetts facility.  All intellectual property rights related to the Visualization Technology business were exclusively licensed to Viking in exchange for minimum royalty payments over the next five years.  All inventory and work in progress will be paid for by Viking as it used.  Almost all employees of the Visualization Technology business have been transferred to, and are now employed by, Viking.

In consideration for the assets sold to Viking, we received approximately $158,700 in cash at the closing.  We also received 3,054,000 shares of Viking common stock at closing, equal to approximately 10% of Viking.  Further, we received minimum royalty commitments for each of the five years following the closing.  These payments will represent a percentage of revenues generated by Viking from sales of products based on the assets acquired from us.  Lastly, we will receive inventory relief payments to the extent Viking uses the inventory or work in progress remaining with the business at the time of the Asset Sale.  We determined the consideration based on negotiations with Viking, which focused primarily on the value of the business going forward.

Prior to the Asset Sale, there were no material relationships between us or our officers and directors on the one hand, and Viking on the other hand.

Item 7.  Financial Statements and Exhibits

(c)           Exhibits

10.1	Patent and Technology License Agreement between us and Viking Systems, dated April 15, 2004.

10.2	Registration Rights Agreement between us and Viking Systems, dated April 15, 2004.

99.1	Press release issued by Vista Medical Technologies, Inc. on April 19, 2004, announcing completion of the sale of assets to Viking Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vista Medical Technologies, Inc.

Dated: April 20, 2004	By:	/s/ John Lyon
John Lyon
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Patent and Technology License Agreement between us and Viking Systems, dated April 15, 2004.
10.2	Registration Rights Agreement between us and Viking Systems, dated April 15, 2004.
99.1	Press release issued by Vista Medical Technologies, Inc. on April 19, 2004, announcing completion of the sale of assets to Viking Systems, Inc.